Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Robert Abernathy Appointed to Lubrizol Board
CLEVELAND, OH, February 20, 2006 — The Lubrizol Corporation (NYSE: LZ) announced at today’s meeting of the Board of Directors that Robert Abernathy was appointed to fill a vacancy on the board.
Mr. Abernathy is Group President — Developing and Emerging Markets of Kimberly-Clark Corporation (NYSE: KMB), a $16 billion consumer products company with such well-known, trusted brands as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. In his current role, he leads Kimberly-Clark’s business in Asia, Latin America, Eastern Europe, the Middle East and Africa and ensures that the company’s resources are focused on the best growth opportunities in these regions.
Mr. Abernathy began his career at Kimberly-Clark in 1982 as a research scientist and steadily progressed to various management and executive positions. Immediately prior to being named to his current position in 2004, he headed Kimberly-Clark’s Business-to-Business segment, in which he drove top- and bottom-line growth in its health care business and improved profitability in its professional products business. Mr. Abernathy holds a bachelor’s degree in chemistry from the University of Alabama and a master’s degree from the Institute of Paper Chemistry.
James L. Hambrick, Chairman, President and Chief Executive Officer of Lubrizol, commented, “Robert Abernathy brings a wealth of management and international experience to the Lubrizol board. In addition, his perspective as an executive working in emerging markets will be particularly beneficial to Lubrizol as we seek to grow our business globally. The board and I are looking forward to working with Robert as we continue our growth as a premier specialty chemical company.”
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The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,500 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. Revenues for 2005 were $4.0 billion. For more information, visit www.lubrizol.com.
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